Exhibit 99.1

For Release:

CONTACT:	Miller Industries, Inc.
J. Vincent Mish, Chief Financial Officer
(423) 238-4171
Frank Madonia, General Counsel
(423) 238-4171
FTI Consulting, Inc.
Investor Contact: Max Dutcher
(212) 850-5677

MILLER INDUSTRIES REPORTS 2016 SECOND QUARTER RESULTS

CHATTANOOGA, Tenn., August 3, 2016/PRNewswire/ — Miller Industries, Inc. (NYSE: MLR) (the "Company") today announced financial results for the second quarter ended June 30, 2016.

For the second quarter of 2016, net sales were $156.1 million, an increase of 3.0%, compared to $151.5 million for the second quarter of 2015. Net income in the second quarter of 2016 was $6.6 million, or $0.58 per diluted share, compared to net income of $5.9 million, or $0.52 per diluted share, in the prior year period.

Gross profit for the second quarter of 2016 was $19.0 million, or 12.2% of net sales, compared to $17.5 million, or 11.6% of net sales, for the second quarter of 2015. Selling, general and administrative expenses were $8.3 million, or 5.3% of net sales, compared to $7.6 million, or 5.0% of net sales, in the prior year period.

For the six-month period ended June 30, 2016, net sales were $304.9 million, an increase of 9.6% compared to $278.3 million in the prior year period. The Company reported net income of $9.9 million, or $0.88 per diluted share, for the first six months of 2016, compared to net income for the first six months of 2015 of $8.9 million, or $0.79 per diluted share.

The Company also announced that its Board of Directors has declared a quarterly cash dividend of $0.17 per share, payable September 19, 2016, to shareholders of record at the close of business on September 12, 2016.

Jeffrey I. Badgley, Co-Chief Executive Officer of the Company, stated, "We are very pleased with our second quarter performance, which builds upon an already strong start to 2016. Demand for our products remains healthy, and drove solid top and bottom line financial performance for the quarter.”

MILLER INDUSTRIES REPORTS 2016 SECOND QUARTER RESULTS	PAGE 2

Mr. Badgley added, “We benefited from a solid pipeline of business, which influenced our growth in revenue during the quarter, as demand continues to be strong in our domestic markets based on recovering economic conditions and improving customer sentiment. The consolidation and expansion of our Pennsylvania manufacturing operations remain on track to be completed this year. We have also initiated our capital projects to enhance our Ooltewah, Tennessee plant and our Greeneville, Tennessee facility. As part of financing these capital projects, the Company had $20.0 million in outstanding borrowings under its credit facility as of June 30, 2016.”

Mr. Badgley concluded, “We continue to execute on multiple capital projects to strengthen our production capabilities. As a result of our performance and expectations, we retain our positive outlook for the second half of 2016. Our balance sheet remains strong, and we remain committed to enhancing shareholder value by effectively deploying our assets.”

In conjunction with this release, the Company will host a conference call, which will be simultaneously broadcast live over the Internet. Management will host the call, which is scheduled for tomorrow, August 4, 2016, at 10:00 AM ET. Listeners can access the conference call live and archived over the Internet through a link at:

https://www.webcaster4.com/Webcast/Page/1034/16478

Please allow 15 minutes prior to the call to visit the site, download, and install any necessary audio software. A replay of this call will be available approximately one hour after the live call ends through August 18, 2016. The replay number is 1-877-870-5176, Passcode 8245388.

Miller Industries is The World's Largest Manufacturer of Towing and Recovery Equipment®, and markets its towing and recovery equipment under a number of well-recognized brands, including Century®, Vulcan®, Chevron™, Holmes®, Challenger®, Champion®, Jige™, Boniface™, Titan® and Eagle®.

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MILLER INDUSTRIES REPORTS 2016 SECOND QUARTER RESULTS	PAGE 3

Certain statements in this news release may be deemed to be forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “may,” “will,” “should,” “could,” “continue,” “future,” “potential,” “believe,” “project,” “plan,” “intend,” “seek,” “estimate,” “predict,” “expect,” “anticipate” and similar expressions, or the negative of such terms, or other comparable terminology. Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements. Such forward-looking statements are made based on our management’s beliefs as well as assumptions made by, and information currently available to, our management. Our actual results may differ materially from the results anticipated in these forward-looking statements due to, among other things: the cyclical nature of our industry and changes in consumer confidence; economic and market conditions; our customers’ access to capital and credit to fund purchases, including the ability of our customers to secure floor plan financing; our dependence on outside suppliers of raw materials; changes in the cost of aluminum, steel and related raw materials; changes in fuel and other transportation costs, insurance costs and weather conditions; changes in government regulation; foreign currency fluctuation; risks relating to our international operations; competitors could impede our ability to attract or retain customers; our ability to develop or acquire proprietary products and technology; assertions against us relating to intellectual property rights; problems hiring or retaining skilled labor; a disruption in our information technology systems; the effects of new regulation relating to conflict minerals; the catastrophic loss of one of our manufacturing facilities; environmental and health and safety liabilities and requirements; loss of the services of our key executives; product warranty or product liability claims in excess of our insurance coverage; an inability to acquire insurance at commercially reasonable rates; and those other risks referenced herein, and those risks discussed in our filings with the Securities and Exchange Commission, including those risks discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for fiscal 2015, which discussion is incorporated herein by this reference. Such factors are not exclusive. We do not undertake to update any forward-looking statement that may be made from time to time by, or on behalf of, our Company.

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Miller Industries, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(In thousands except per share data)

(unaudited)

	Three Months Ended			Six Months Ended
	June 30			June 30
			%			%
	2016	2015	Change	2016	2015	Change
NET SALES	$156,113	$151,537	3.0%	$304,928	$278,325	9.6%

COSTS OF OPERATIONS	137,076	133,996	2.3%	272,921	248,832	9.7%

GROSS PROFIT	19,037	17,541	8.5%	32,007	29,493	8.5%

OPERATING EXPENSES:
Selling, General and Administrative Expenses	8,318	7,648	8.8%	16,328	15,088	8.2%

Interest Expense, Net	259	245	5.7%	457	408	12.0%

Other (Income) Expense, Net	128	265	-51.7%	(213)	321	-166.4%

Total Operating Expenses	8,705	8,158	6.7%	16,572	15,817	4.8%

INCOME BEFORE INCOME TAXES	10,332	9,383	10.1%	15,435	13,676	12.9%

INCOME TAX PROVISION	3,745	3,517	6.5%	5,488	4,746	15.6%

NET INCOME	$6,587	$5,866	12.3%	$9,947	$8,930	11.4%

BASIC INCOME PER COMMON SHARE	$0.58	$0.52	11.5%	$0.88	$0.79	11.4%

DILUTED INCOME PER COMMON SHARE	$0.58	$0.52	11.5%	$0.88	$0.79	11.4%

CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.17	$0.16	6.3%	$0.34	$0.32	6.3%

WEIGHTED AVERAGE SHARES OUTSTANDING:

BASIC	11,346	11,331	0.1%	11,346	11,323	0.2%

DILUTED	11,374	11,366	0.1%	11,373	11,367	0.1%